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                                                                       EXHIBIT 6


Summary of the Principal Terms of Promissory Notes, dated February 14, 2002, and
        Related Arrangements Between NTT DoCoMo, Inc. and Various Lenders

Borrower:             NTT DoCoMo, Inc.

Lenders and
Principal Amounts:    The Bank of Tokyo-Mitsubishi, Limited (US$ 135,858,196.56)
                      Sumitomo Mitsui Banking Corporation (US$ 120,000,000.00)
                      The Industrial Bank of Japan, Limited (US$ 120,000,000.00)

Principal Terms common to the funding arrangements with each Lender:

1.      Due Date:      March 28, 2002

2.      Interest Rate: Base rate = an interest rate per annum equal to LIBOR for
                                   US dollars published by the British Bankers
                                   Association at or around 11:00 a.m., two
                                   London Business Days prior to the proposed date of the Promissory Note

                       Spread = ***

3.      Payment of principal and interest:  On maturity date

4.      Collateral:   Unsecured

5.      Other Fees:   None

6.      Principal covenants of Borrower:

        a.     To inform the Lender of the occurrence of any event of default;

        b. To inform the Lender of any material adverse change in the assets, management or business conditions of the Borrower; and

        c. To comply with applicable laws and regulations, and to continue to conduct its business as currently conducted.

7.      Events of Default:

        a. If any proceeding is commenced against the Borrower seeking to adjudicate it a bankrupt entity, or seeking a corporate reorganization, rehabilitation or similar remedies;



*** Portions of this page have been omitted pursuant to a request for confidential treatment and are filed separately with the Securities and Exchange Commission.

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        b.     If the Borrower's privileges to effect transactions on the commercial clearing house are suspended;

        c. If any court order for attachment or provisional attachment is rendered against the Borrower for the benefit of the Lender;

        d. If the Borrower abandons its principal facilities and the Lender is unable to locate the Borrower;

        e. If the Borrower defaults in payment of any amounts payable to the Lender;

        f. If the Borrower breaches any covenant made to the Lender with respect to this funding; or

        g. If there is any material adverse effect on the Borrower's business or assets, and it is necessary to protect the Lender's interest in the Promissory Note.